September 18, 1998



Reserve Private Equity Series
810 Seventh Avenue
New York, New York  10019

Ladies and Gentlemen:

       I have acted as counsel to Reserve Private Equity Series, a Delaware business trust ("RPES"), in connection with the preparation and filing of its Registration Statement on Form N-1A (the "Registration Statement") covering shares of beneficial interest, no par value per share, of RPES, on behalf of the Reserve Blue Chip Growth Fund, Reserve Convertible Securities Fund, Reserve Informed Investors Growth Fund, Reserve International Equity Fund, Reserve Large-Cap Growth Fund, Reserve Mid-Cap Growth Fund and Reserve Small-Cap Growth Fund.

       I have examined copies of the Declaration of Trust and By-Laws of RPES, the Registration Statement, and such other records, proceedings and documents as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

       Based upon the foregoing, I am of the opinion that the shares of beneficial interest, no par value per share, of RPES to be issued in accordance with the terms of the offering, as set forth in the Registration Statement, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by RPES.

                                                  Very truly yours,


                                                  \s\ MaryKathleen Foynes
                                                   MaryKathleen Foynes
                                                   General Counsel
                                                   Reserve Funds